Exhibit 99.2

FISCAL 2018 FIRST QUARTER CONFERENCE CALL TRANSCRIPT

November 6, 2017 / 05:00 PM EST

On November 6, 2017, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2018 first quarter, ended September 30, 2017. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

James R. Storey Premier, Inc. – VP of IR

Susan D. DeVore Premier, Inc. – President, CEO & Director

Michael J. Alkire Premier, Inc. – COO

Craig S. McKasson Premier, Inc. – CFO and Senior VP

CONFERENCE CALL PARTICIPANTS

Donald Houghton Hooker KeyBanc Capital Markets Inc., Research Division – VP and Equity Research Analyst

Evan Arthur Stover Robert W. Baird & Co. Incorporated, Research Division – Senior Research Associate

James John Stockton Wells Fargo Securities, LLC, Research Division – Director & Senior Equity Research Analyst

Mohan A. Naidu Oppenheimer & Co. Inc., Research Division – MD and Senior Analyst

Nicholas Michael Jansen Raymond James & Associates, Inc., Research Division – Analyst

Richard Collamer Close Canaccord Genuity Limited, Research Division – MD and Senior Analyst

Ryan Scott Daniels William Blair & Company L.L.C., Research Division – Partner and Healthcare Analyst

Sean Wilfred Dodge Jeffries LLC, Research Division – Equity Analyst

Sean William Wieland Piper Jaffray Companies, Research Division – MD and Senior Research Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Premier, Inc. Fiscal Year 2018 First Quarter Results Conference Call. (Operator Instructions)

PREMIER, INC.

Fiscal 2018 First Quarter Conference Call Transcript

As a reminder, today’s program may be recorded. I would now like to introduce your host for today’s program, Mr. Jim Storey, Investor Relations. Please go ahead.

James R. Storey – Premier, Inc. – VP of IR

Thank you, Jonathan, and welcome, everyone, to Premier’s fiscal 2018 first quarter conference call. Our speakers today are Susan DeVore, President and Chief Executive Officer; Mike Alkire, Chief Operating Officer; and Craig McKasson, Chief Financial Officer. Susan, Mike and Craig will review the quarter’s performance, provide an operations update and discuss our outlook for the remainder of the year.

Before we get started, I want to remind everyone that copies of our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our fiscal 2017 Form 10-K and fiscal 2018 quarterly report on Form 10-Q, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

Please also note that, where appropriate, we will refer to non-GAAP financial measures to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation and in our earnings release Form 8-K, which we expect to furnish to the SEC soon.

Now let me turn the call over to Susan DeVore.

Susan D. DeVore – Premier, Inc. – President, CEO & Director

Thanks, Jim, and welcome, everyone, to our fiscal first quarter conference call. I’ll begin today with an overview of our first quarter performance and a look ahead to the rest of the year. Mike will provide an operational update, and Craig will walk through the quarter’s financials in more detail.

I’m pleased to report that Premier continued to deliver financial and strategic growth across our businesses in the fiscal first quarter. We grew revenue and earnings as we continued to guide our member healthcare providers toward their improvement imperatives in cost, quality, safety and value-based care against a backdrop of heightened regulatory and political uncertainty.

During the quarter, we achieved a highly successful outcome regarding the renewal of our group purchasing agreements. This success didn’t come as a surprise to us. As we previously shared, we were highly confident in the ongoing trust that our member owners place in Premier to help them navigate the present and future opportunities and challenges of our marketplace. We continue to grow, achieving our first quarter sales targets as we cultivated new partnerships and introduced innovative technologies and integrated solutions, some of which we’ll talk about on the call. And we ended the quarter with strong cash flow and a flexible balance sheet, which enable us to continue to execute our long-term strategic acquisition and growth strategy while also returning value to our stockholders in the form of our planned stock repurchase program announced last week. Looking forward, we continue to believe we remain extremely well positioned given that we expect pressures on healthcare providers and health systems to escalate in the months and years ahead.

PREMIER, INC.

Fiscal 2018 First Quarter Conference Call Transcript

Before going into detail on the quarter, I want to take just a few minutes to commend our employees, our member healthcare providers and our suppliers for their actions during the string of hurricanes that recently impacted Texas, Florida and Puerto Rico. Our close collaboration ensured that members had the critical supplies and services needed to provide lifesaving care to the individuals impacted by these storms.

I’d like to share one specific example. When Hurricane Harvey brought historic rainfall and flooding to Texas, the University of Texas Medical Branch in Galveston reached out to Premier after their local blood bank became inaccessible due to flooding. Our disaster response team quickly found an alternate source in Indiana. Working with our partners at FFF, a specialty distributor that we are invested in, a chartered plane delivered the blood into the hands of the medical team in Texas, less than four hours after we were notified of the need. We were told that this effort specifically saved the lives of three patients and helped positively impact the care of many, many other patients at the Galveston campus.

We also worked with our members and suppliers to prepare for Hurricanes Irma in Florida and Maria in Puerto Rico, provisioning facilities with critical-care supplies while also working to help provide many hospitals with generators, flashlights, food and water.

In Puerto Rico, in the wake of Hurricane Maria, we’ve been working with device and pharmaceutical manufacturers on the island to identify and minimize potential supply chain disruption. The teamwork on display during these times of crisis exemplifies the long-term strategic partnerships inherent in the relationships that we’ve built with our healthcare providers and our suppliers. At the end of the day, we’re all working together to improve and to protect the health of our communities.

So now let’s look at the first quarter. In a rapidly evolving environment, we delivered a 25% increase in consolidated net revenue, which exceeded our expectations. Non-GAAP adjusted EBITDA increased 8%, and non-GAAP adjusted fully distributed earnings per share rose 7%. Within Supply Chain Services, we experienced a somewhat slower-than-expected start to the fiscal year from our group purchasing business where legacy year-over-year net administrative fees revenue grew 2%. This weighed on segment and consolidated profitability growth in the quarter. Some of this was related to timing of revenue recognition between quarters and lower administrative fees revenue in specific service lines due to slower growth levels. The remaining pressure on net administrative fees revenue correlated to recent softening in hospital patient utilization.

Based on our analysis of member volume trends impacting the first quarter, inpatient and outpatient utilization both registered year-over-year declines. We believe this is a transitory headwind, potentially driven by political and regulatory turmoil as well as the seasonal impact of consumer decision-making around elective procedures.

As we continue to monitor these trends, we are maintaining our full year fiscal 2018 guidance range, which accounts for the current impact of a softer hospital patient utilization environment. Our other businesses are operating within expectations, and we will appropriately manage costs through the fiscal year.

PREMIER, INC.

Fiscal 2018 First Quarter Conference Call Transcript

Longer term, we expect pressure on providers and health systems to continue to intensify as costs increase, reimbursements decline and payments are increasingly tied to performance. In just the past few weeks, final rules have been released on moving forward with the MACRA-based MIPS program and the ACO program, and rules reducing 340B reimbursements and changing outpatient payment rates have also been finalized.

We have a proven history of identifying these emerging market trends and building the solutions that help our member health systems navigate the constant challenges that characterize healthcare delivery in America. Our strategic path forward is supported by our flexible balance sheet and our strong cash flow. And our solutions are designed to help our members manage through these periods of intense change in their continuing journey to higher-quality, more cost-effective healthcare.

Thanks so much. Now here’s Mike Alkire, our Chief Operating Officer.

Michael J. Alkire – Premier, Inc. – COO

Thank you, Susan, and thank you all for joining us on today’s call. I want to use my time today to briefly review some of the investments we continue to make in our business to drive long-term revenue and profitable growth by enhancing the value we provide to our members.

Regardless of the environment, our consistent goal is to deliver highly differentiated value through our diversified business model that spans supply chain services, pharmacy, SaaS informatics products, integrated analytics, advisory services and performance improvement collaboratives. These solutions are designed to help healthcare providers better manage costs, improve quality and safety and prepare for and implement value-based care programs.

I want to first focus on a few business initiatives that we believe demonstrate our trusted leadership role in the marketplace. First, we have worked hard over the years to bring ever-increasing value to our member owner providers who, on average, have been partnering with us for 18 years. We believe this partnership is clearly evidenced by our group purchasing agreement renewals.

As you know, the automatic renewal of our member owner group purchasing agreements occurred on October 1, extending contracts through September 30, 2023. As of October 1, approximately 93% of our historical net administrative fees revenue was currently covered by GPO agreements that have been automatically renewed, extended or initially had terms longer than five years. We believe this 93% is great and expected – an expected result, and we continue to discuss renewal of the agreements with the remainder of our member owners. We expect that the vast majority of all of our member owners will have renewed or extended their agreements at the same or similar economics by next October.

We believe this high renewal rate represents a significant confirmation of the confidence that our members have in Premier’s ability to continue to deliver value and strategic leadership for years to come.

I would also highlight the progress we are making with our new Academic Innovators Collaborative, which we launched during the quarter. This collaborative partners our new and existing academic members as they work with community health systems to address future healthcare trends. Their goals include advancing shared capabilities in precision medicine, addressing unique challenges and achieving economic sustainability and developing academic cohorts for the advancement of quality, safety and population health.

PREMIER, INC.

Fiscal 2018 First Quarter Conference Call Transcript

Just today, we announced that OU Medical Center, Oklahoma’s largest and most comprehensive academic health system, signed a multi-year agreement with Premier to access Premier performance improvement technology solutions and services. OU has also joined our QUEST 2020 quality improvement collaborative and will use clinical data and analytics in the PremierConnect performance improvement platform.

And in late September, we announced that Vidant Health, a large academic health system in Eastern North Carolina, joined Premier as an academic partner. Vidant’s multi-year agreement includes a customized bundle of enterprise-wide performance improvement technology, supply chain and advisory services, including a large performance-based advisory services engagement. These latest additions follow the University of Virginia Health System, Wake Forest Baptist Medical Center and University Health System in San Antonio, all who have joined Premier with enterprise-wide relationships in recent months. And we continue to pursue an active pipeline in this area.

We also continue to invest in innovative solutions and services that combine our data analytics, technology and advisory services into what we believe are uniquely differentiated offerings. For instance, we recently launched an automated capital equipment analytics solution leveraging our historical acquisition of MEMdata to enable significant savings on high-cost capital equipment purchases. PremierConnect Capital Analytics is a cloud-based, on-demand application offered through our PremierConnect performance improvement platform on a multi-year subscription basis. We believe it is the only automated solution of its kind, driven by an analytics engine that empowers members to better control their capital spending.

In the area of real-time safety surveillance, our PremierConnect safety solution remains a market leader. We recently expanded our relationship with the Veterans Administration, securing a contract for all 7 of the VA medical centers serving North Carolina and Virginia. And we recently completed implementation of the same solution for VA medical centers serving Pennsylvania and Delaware. Our platform provides network standardization with real-time pharmacy and infection-control clinical surveillance.

Finally, our applied sciences business related to data licenses and outcomes research engagement is also expanding and has experienced strong year-over-year growth in the quarter. You may recall that over the past few years, we have been combining our clinical data integration and research capabilities to collaborate with pharmaceutical manufacturers and health systems on innovative, real-world research projects. We recently signed two large million-dollar-plus contracts with pharmaceutical manufacturers. One is a collaboration to develop a multiphase initiative focused on improving the quality of cancer patient care, and the other involves codeveloping a protocol to help prevent certain infections that can lead to hospital readmissions.

Let me conclude by saying that we will continue to invest in the future from a position of financial strength, partnering with our healthcare providers to develop and deliver the solutions that we believe provide unmatched value in the marketplace. We will do this by building and launching new technologies, by making investments in our solutions and by staying focused on the future.

PREMIER, INC.

Fiscal 2018 First Quarter Conference Call Transcript

Thank you for your time today. Now let me turn the call over to Craig McKasson, our Chief Financial Officer.

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Thanks, Mike. Now let’s work through the first quarter financial results in more detail.

From a GAAP standpoint, consolidated net revenue of $390.6 million increased 25% from a year ago. Supply Chain Services net revenue rose 31% to $305.8 million. Net administrative fees revenue increased 20% to $151 million from the same period a year ago, driven by contributions of $22.6 million from the Innovatix and Essensa businesses and, to a lesser extent, further contract penetration of our existing members. The 2% increase in legacy GPO net administrative fees revenue from the same period a year ago was below our expectations and, as Susan discussed, was negatively impacted by softer patient utilization trends, timing of cash receipts and some slower growth in certain service lines.

Our products business within Supply Chain Services grew first quarter revenue 44% from a year ago to $152.7 million, exceeding our expectations. This was largely due to incremental contributions from Acro, which we acquired in August 2016; and continued expansion in our multiple sclerosis, idiopathic pulmonary fibrosis and oncology-related disease states while year-over-year sales of hepatitis C-related drugs reflect a slight decrease. We also continued to experience double-digit growth in our direct sourcing business.

Turning to Performance Services, first quarter revenue increased 7% from the same period a year ago, reflecting strong year-over-year expansion of Advisory Services revenue as well as growth in informatics and technology services and applied sciences. As expected, Advisory Services benefited from revenue recognized in the first quarter that was largely generated by cost management advisory services related to performance-based engagements.

As a reminder, we experienced quarterly variability in revenue and profitability generated from our Advisory Services business due to the timing of revenue recognition associated with performance-based engagements, in which our revenue is based on a percentage of identified member savings, and recognition occurs upon approval and documentation of those savings.

Looking at profitability, GAAP net income increased to $60.6 million for the quarter from $58.1 million a year ago. After a GAAP-required noncash adjustment of $320.4 million to reflect the decrease in the redemption value of limited partners Class B common unit ownership, we reported GAAP earnings per share of $0.36.

Consolidated non-GAAP adjusted EBITDA of $119.2 million for the quarter represents an 8% increase from the same period a year ago. From a segment perspective, the 7% increase in Supply Chain Services non-GAAP adjusted EBITDA reflects growth in net administrative fees revenue, including contributions from Innovatix and Essensa, along with an increase in product revenue.

The contribution from Innovatix and Essensa is net of a reduction in equity and net income of unconsolidated affiliates, resulting from the acquisition of the remaining 50% of Innovatix given that we historically accounted for that 50% interest as income from an unconsolidated affiliate. These increases were partially offset by a rise in product costs and SG&A expenses as a result of the prior year acquisitions and to support future growth.

PREMIER, INC.

Fiscal 2018 First Quarter Conference Call Transcript

In Performance Services, the 5% decrease in segment non-GAAP adjusted EBITDA is primarily due to an increase in cost of sales related to additional staffing and costs to support continued growth in performance-based engagements. Specifically, we invested in staff and infrastructure to support continuing new business growth primarily involving larger and more complex engagements that includes significant performance-based advisory services projects.

Corporate non-GAAP adjusted EBITDA reflects a 4% expense decrease in the first quarter, which is primarily timing related as we do expect corporate expense to increase on a full year basis in accordance with growth of the business. First quarter non-GAAP adjusted fully distributed net income increased 5% to $61.7 million from the same period a year ago, and non-GAAP adjusted fully distributed earnings per share totaled $0.44, an increase of 7% from a year ago.

From a liquidity and balance sheet perspective, cash flow from operations in the quarter was $75 million compared with $41.8 million last year. The increase in cash flow from operations was primarily driven by an increase in net administrative fees revenue as well as decreased outflows related to working capital needs, partially offset by increased SG&A expenses in the current period.

Non-GAAP free cash flow for the fiscal first quarter totaled $33.4 million compared with $2.4 million from the year-ago first quarter, primarily due to the same factors driving growth and cash flow from operations. We continue to expect that full year non-GAAP free cash flow will total 40% or more of non-GAAP adjusted EBITDA.

Our cash and cash equivalents totaled $132.1 million at September 30, 2017, compared with $156.7 million at June 30, 2017. During the quarter, we repaid $50 million on our five-year $750 million revolving credit facility, which resulted in an outstanding balance of $170 million at quarter end.

From a full year guidance perspective, we are maintaining the ranges that we introduced during our earnings call on August 21. In establishing that guidance, our assumptions included some softening of patient utilization trends and the ongoing lack of regulatory clarity, which we said at the time appeared to be slowing some decision-making, affecting certain areas of our business.

Looking at the full fiscal year, we continue to expect that our Supply Chain Services revenue will be split evenly between the first and second half. With respect to the impact from the hurricanes, we currently expect a potential impact of approximately $1 million to $2.5 million or about 20 to 40 basis points of full year net administrative fees, primarily as a result of the impact on supplier product availability due to Hurricane Maria. Any impact that we do experience will primarily occur across our second, third and fourth quarters given the timing of net administrative fee revenue recognition.

Performance Services revenue will continue to be more heavily weighted in the back half of the fiscal year, with approximately 55% of full year revenues expected in the last six months. As a result of this expected revenue cadence and the timing of expenses for the remainder of the year, we expect lower profitability growth in the second quarter to be followed by accelerating growth in the back half of the fiscal year.

PREMIER, INC.

Fiscal 2018 First Quarter Conference Call Transcript

Finally, I would like to provide a brief update on our ongoing quarterly exchange process. Following our most recent exchange on October 31, our company is currently owned approximately 41% by the public and 59% by our member health systems. As a reminder, the company, at the discretion of the independent audit and compliance committee, has the ability to settle exchanging member owners’ Class B units on a one-for-one basis for Class A stock, cash or a combination thereof.

As we announced last week, we exchanged 100% of the exchanging Class B units on October 31 for 3.7 million shares of Class A common stock, and we announced plans to launch a $200 million share repurchase program for Class A common stock during the remainder of fiscal 2018. This program provides management with additional flexibility in terms of timing and the price paid for repurchase shares as repurchases will occur in the open market, whereas settlement of the Class B exchange for cash contractually requires the price to be established based on an average 20-day trading window that occurs preceding the exchange date. We expect to initiate the repurchase program when the company’s trading window opens on November 9. Our decision to repurchase Class A common stock is based in part on Premier’s continued strong balance sheet and cash flow, which allows us to continue our commitment to investing in long-term growth and maintenance of a strong balance sheet while, at the same time, launching a broad-based share repurchase program. Additionally, our Board of Directors and the management team believe that the recent trading levels of our stock represent an attractive investment opportunity and that our expected repurchase program demonstrates our continuing commitment to return value to all of our stockholders.

With that, let me turn the call back over to Susan.

Susan D. DeVore – Premier, Inc. – President, CEO & Director

Thanks, Mike and Craig. Before opening the call to questions, I’d like to just reiterate that I’m excited about the leadership role that Premier continues to play in the ongoing transformation of our nation’s healthcare delivery system. We’re operating from a position of financial strength, and we continue to enjoy long-standing relationships with our member healthcare providers.

We’ve operated as a successful company for decades, successfully navigating through the many economic, political and social changes that have occurred over the years. We’ve always been, and we will always be, a leader on the transformation journey. I believe that our position will continue to deliver long-term value to our stockholders.

So operator, could you please open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from the line of Ryan Daniels from William Blair.

PREMIER, INC.

Fiscal 2018 First Quarter Conference Call Transcript

Ryan Scott Daniels – William Blair & Company L.L.C., Research Division – Partner and Healthcare Analyst

Craig, just a quick follow-up for you on the Performance Services division. I’m curious how we should think about the margin delta between the first and second half, thinking not only about the sales being skewed 45-55. But I also assume some of the performance fees will fall later in the year and probably have a lot higher associated margins given that some, if not all, the costs are already being expensed. So number one, is that fair? And number two, just any more granularity and kind of profit cadence.

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Sure, Ryan. It’s a great question. So first of all, I do think that your commentary is fair. I will continue to say that on a full year basis, we would expect the adjusted EBITDA margins for our Performance Services business to be in the mid-30s, which is what we’ve consistently talked about. But you saw the lower 25% margin that we reflected in the first quarter for the reasons that I articulated. I think you’ll see a sequential improvement but a lower level in Q2 and then a step-up occurring in the back half of the year to get to that overall 35%-ish range on a full year basis.

Ryan Scott Daniels – William Blair & Company L.L.C., Research Division – Partner and Healthcare Analyst

Okay. That’s very helpful. And then as my follow-up, I want to do a broad one for you, Susan. I believe during the renewal process, you were probably out visiting a lot of customers, maybe not even really focused on the renewals. But given that you had that opportunity, can you talk a little bit more about conversations you had with health system leaders? And then during those conversations, if there are any big lessons learned, big opportunities to push more cross-sells or just anything they’re particularly interested on, on a go-forward basis?

Susan D. DeVore – Premier, Inc. – President, CEO & Director

Yes. Thanks, Ryan. So Craig, Mike and I as well as some of our other management team members went out and met with or talked to virtually all of our member owners. And in those conversations, you’re right, we talked about strategy. We talked about their pain points, which are cost pressures, performance-based payment models and really how they build the infrastructure to manage their healthcare systems. It did gin up additional cross-selling opportunities, which the entire field team is following up on. Typically, those were bigger savings targets that they needed, either in supply chain or in total cost of care. Several discussions about clinical transformation at a systemwide level. Conversations about our pharmacy offerings, our analytics offerings. And so the renewal rates were very high. The conversations were at a senior level, and they were integration conversations. And they led to some cross-selling opportunities in a few areas. It also led to discussions of where we needed field support – stronger field support or anything going on in the account that they needed some help from us in making better. So good conversations. We feel really good about the process and continue to think the vast majority of all of our members will renew or extend before the October 2018 deadline.

Operator

Our next question comes from the line of Nicholas Jansen from Raymond James.

PREMIER, INC.

Fiscal 2018 First Quarter Conference Call Transcript

Nicholas Michael Jansen – Raymond James & Associates, Inc., Research Division – Analyst

Following up on kind of Ryan’s first question. Just wanted to kind of get your visibility into the accelerated EBITDA contribution, not only from those advisory agreements but also on the supply chain side. How do we think about the margin trajectory from here certainly with a bigger step down? And I think most people were expecting for the September quarter. So maybe just your overall visibility, particularly to the low end of the guidance.

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Sure, Nick. This is Craig. So on a revenue basis, as we talked about on our August 21 call, we established revenue visibility. We had talked about it being at that 89% to 94% level at the start of the year. I will indicate that, that has improved on a full year basis since that time even with some of the lower-than-expected performance that we saw in legacy GPO through the first quarter. So visibility on the top line continues to be improving and in that 90-plus percent range on a full year basis. From a profitability standpoint, overall, we did have a little bit of a step down in expected profitability in Q1. I would really characterize that into three major buckets: about 30% of the lower level of profitability than the street might have expected is really as a result of the lower utilization and a little bit of the slower growth that we experienced in a couple of the service lines; about 20% is for the ramp-up of staffing and infrastructure to support the growth of the business through the balance of the year; and then about half of that, actually related to timing. So we do have the implication across quarters of cash receipts and revenue recognition at times and a couple of one-time events or one-time impacts that aren’t material individually but collectively made up that adjustment. So those all weighed on the first quarter profitability. And as we continue to progress through the rest of the year, I think you’ll see a lower level of profitability in the second quarter in conjunction with the revenue flow and an improvement in the back half of the year.

Nicholas Michael Jansen – Raymond James & Associates, Inc., Research Division – Analyst

Maybe just your thoughts on your infrastructure as a whole from a cost perspective. Certainly, given the slower utilization environment, the regulatory environment, all of these things don’t seem like they’re going to reverse course overnight. So how do we think about your guys’ levers on G&A and others to think about offsetting some of the perhaps pressures that the industry-wide is seeing, which obviously flows to your P&L?

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Yes. This is Craig. I’ll start, and then Susan or Mike can add any color. But as Susan had mentioned in her prepared remarks, we will actively manage costs for the balance of the fiscal year from a lever perspective, obviously managing the headcount across the organization and the addition of new headcount to support growth, ensuring that we’ve got appropriately and fully utilized staff driving the initiatives and the engagements that we have in place. And then we’ll continue to, in the short term, make sure that we’re managing what we are doing while ensuring that we’re continuing to capitalize and prepare long term strategically on the opportunities that present themselves as we move forward.

PREMIER, INC.

Fiscal 2018 First Quarter Conference Call Transcript

Susan D. DeVore – Premier, Inc. – President, CEO & Director

And I would just agree with Craig. I mean, I think we have all of our initiatives in place to make sure we’re managing with what the volume does.

Operator

Our next question comes from line of Sean Dodge from Jefferies.

Sean Wilfred Dodge – Jefferies LLC, Research Division – Equity Analyst

So maybe going back to the contract renewals. Of the 93% that have now been finalized, what proportion of those chose just to simply auto renew? And for those that didn’t, I presume it’s because they want to make some changes to their contracts. Were there any commonalities or common themes in the changes those clients that didn’t auto renew were seeking during the process?

Susan D. DeVore – Premier, Inc. – President, CEO & Director

So all 93%, I would presume, are auto-renewed. So they auto-renewed their contracts and at same, similar economics. And typically, the conversation was about savings targets or staffing levels or additional services that they were interested in.

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Yes. This is Craig. The only clarification I would make is we actually had a small handful that actually engaged in longer-term contracts beyond the five-year auto renewal. So it’s the same terms, but actually, for a longer time period than the five-year auto renewal. But that was a small subset of the total.

Sean Wilfred Dodge – Jefferies LLC, Research Division – Equity Analyst

Okay. That’s helpful. And then, Susan, you mentioned your belief that at least a portion of the slower hospital volumes you’re seeing are transitory. Is there anything specifically you’re seeing there that gives you confidence these will snap back at some point? Are some of your clients already seeing this? Are you seeing data showing this is just more of a pronounced form of seasonality because of things like high-deductible health plans and nothing really more structural than that? Any additional detail you can give there would be helpful.

Susan D. DeVore – Premier, Inc. – President, CEO & Director

Yes. So as you can imagine, we have spent a fair amount of time looking at all the data and indicators and we have been talking to our members. What I would say is that the summer months were tougher this year than they have been in prior years. We think part of that is the uncertainty kind of surrounding the regulatory environment and maybe some folks waiting from a seasonal perspective to meet their deductibles. It looks like it was elective procedures and outpatient surgeries. And we’ve talked on prior calls about inpatient volume being flat to slightly down and outpatient volume growing quite nicely. And so in recent couple of quarters, the outpatient has been more flattish. We have had conversations with our members. It does appear that in the fall, the September, October, November time frame, notwithstanding the hurricanes, that volume has picked back up to more historic levels. So that gives us the confidence that it was sort of a summer challenge and a seasonal challenge. And we have built some of that into our guidance when we put guidance out.

PREMIER, INC.

Fiscal 2018 First Quarter Conference Call Transcript

Operator

Our next question comes from the line of Richard Close from Canaccord Genuity.

Richard Collamer Close – Canaccord Genuity Limited, Research Division – MD and Senior Analyst

Maybe extending on one of Brian’s questions on the client discussions. I was wondering if you could dig in deeper into the larger and more complex engagements you talked about. Given some of the uncertainty with the regulatory and the utilization, it seems a little counterintuitive. Maybe people would be going bigger and maybe looking for shorter type of wins here and there. So if you can go into the larger and more complex for us, that would be helpful.

Susan D. DeVore – Premier, Inc. – President, CEO & Director

Yes. So Richard, I think the two biggest areas that folks are requesting larger-scale help, one is systemwide cost improvement. I mean, when they are staring down the 340B changes, the outpatient payment changes, the summer kind of utilization challenges and the regulatory environment, they’re basically saying, “I need to take multimillion dollars of costs out of my system, and I need data across the continuum, and I need a partner who can bring me comparative data as well as wraparound advisory and consultative services.” So there’s a big play in cost management obviously. They’re also recognizing the significant variation they have in clinical performance, which is affecting cost. And so again, clinical data and large-scale wraparound consulting engagements to get clinical effectiveness at a systemwide level is an opportunity. We continue to have the same or/and some growth in our ACO collaborative and our bundled payment collaborative. These are voluntary programs, and folks continue to be interested. If they’ve got significant revenue pressure, how do they position themselves voluntarily to be able to assume more risk in value-based contracts? So while the growth is a little bit slower in that area than it has been historically, we continue to see our members really wanting to build that infrastructure to be able to accept the risk they think they’re going to own one way or another.

Richard Collamer Close – Canaccord Genuity Limited, Research Division – MD and Senior Analyst

Okay. And a follow-up, Craig. You talked a couple of times with respect to some slower growth in certain service lines. Can you elaborate which service lines that occurred in?

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Sure. So we’ve seen a little bit slower growth in the CRM category. We’ve historically had some administrative fees tied to growth rates, and the growth has tempered in that CRM space recently. And then secondarily, the cellphone or telecom space as that market has matured, we’ve seen slower growth there, impacting the ongoing administrative fee growth trends.

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Fiscal 2018 First Quarter Conference Call Transcript

Our next question comes from the line of Evan Stover from Robert W. Baird.

Evan Arthur Stover – Robert W. Baird & Co. Incorporated, Research Division – Senior Research Associate

I wanted to go back and touch on the GPO. By my math, it looks like the net admin fee growth there, if I strip out Innovatix and Essensa, was about 2% this quarter. I didn’t hear anything about you cutting the comment that you’d made previously about growing the GPO mid-single digits organically this year. So I guess, my question is, if you’re not assuming utilization improvement, which it doesn’t seem like you are, how does Premier get to 5%? Is that some of the new client wins that have been discussed on prior calls? And I guess, the broader question is – Premier has done really well in a bad utilization environment for a couple of years now. It’s just a little bit surprising maybe that just now, for the first time, and really, in my opinion, it seems to really be hitting you guys.

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Yes, Evan. So this is Craig. So your math is correct. And as we said in the prepared remarks, the legacy GPO growth was, in fact, 2%. That was partially due to softer utilization trends but also the impact of the slower growth in the couple of service lines I just responded to as well as we always do have an impact of cash timing of when cash comes in across quarters, which did impact us in Q1. On a full year basis, we do continue to maintain the overall administrative fee revenue growth guidance we talked about, which is 13% to 17% on a full year basis with mid-single-digit legacy administrative fee growth. And we believe, as Susan talked about, some of that utilization, if it were to continue to deteriorate, would take us to the lower end of that or keep us at the lower end. But if some of that does come back as the year progresses, we continue to feel confident in the broader guidance range that we’ve talked about, about mid-single-digit level organic business growth.

Evan Arthur Stover – Robert W. Baird & Co. Incorporated, Research Division – Senior Research Associate

Okay. Second question, unrelated. These 340B cuts, it looks like – I mean, it looks like they’re actually happening, lawsuits notwithstanding. Depending on who you believe, this is a material source of hospital margin. How would these cuts, if they play out, impact your specialty pharmacy business? And I guess, overall, I mean, A, how are you clients thinking about these cuts? And is it as material as some people have put it out there to be? And B, really, what are – what is Premier doing to kind of help clients cope with pretty draconian moves?

Susan D. DeVore – Premier, Inc. – President, CEO & Director

Yes. So this discussion in Washington will continue, and there will likely be lawsuits from our perspective. The 340B cuts, the 28.5% effective cut to payments for 340B drugs will significantly create pressure on our health systems. It will lead to, we think, the need for even more intense cost-reduction services, which utilize our data, our analytics and our advisory services. We do not think that it will affect our own specialty pharmacy business. But primarily, we think the effect is that it will just create more pressure on the cost side of the business for our health systems, which could be good for us.

PREMIER, INC.

Fiscal 2018 First Quarter Conference Call Transcript

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Yes. And I think just as a reminder, a clarification. This is Craig. But our specialty pharmacy business is in the outpatient setting. There’s 340B changes in Part B, which is the inpatient setting, which is why it won’t directly impact our specialty pharmacy business today.

Operator

Our next question comes from the line of Sean Wieland from Piper Jaffray.

Sean William Wieland – Piper Jaffray Companies, Research Division – MD and Senior Research Analyst

So the last 7% of the member owners by revenue that did not renew, can you just tell us the story behind that? How many members does that represent? And what’s the process that they’re going through in choosing whether or not to renew?

Susan D. DeVore – Premier, Inc. – President, CEO & Director

Yes. Thanks, Sean. It’s just a handful that are remaining. Some of them have policy or statutory requirements that they can’t auto-renew contracts and they have to go through some kind of evaluation process. So it was either that people needed more time or they had some sort of policy or statutory requirements to do so.

Sean William Wieland – Piper Jaffray Companies, Research Division – MD and Senior Research Analyst

And do any of them have an RFP out?

Susan D. DeVore – Premier, Inc. – President, CEO & Director

Not that I’m aware of.

Sean William Wieland – Piper Jaffray Companies, Research Division – MD and Senior Research Analyst

Okay. And then my second question. Your R&D was lower than my model was looking for. What was the software capitalization – the R&D capitalization rate? And why is that line being pressured?

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

It’s really just timing, Sean, in terms of the full year. And when things happen, we do tend to have a little bit lower in Q1 given the summer months, vacations, things of that nature. So it will continue to be on the path that it’s been in the past on a full year basis.

PREMIER, INC.

Fiscal 2018 First Quarter Conference Call Transcript

Sean William Wieland – Piper Jaffray Companies, Research Division – MD and Senior Research Analyst

So it will kind of reaccelerate next quarter to something similar to what it’s been in the past?

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

It will start next quarter and then in the back half of the year. So yes, on a full year basis.

Sean William Wieland – Piper Jaffray Companies, Research Division – MD and Senior Research Analyst

So what do you think R&D will be for the full year?

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

We don’t provide specific guidance on R&D expense on a full year basis.

Operator

Our next question comes from the line of Donald Hooker from KeyBanc.

Donald Houghton Hooker – KeyBanc Capital Markets Inc., Research Division – VP and Equity Research Analyst

It’s somewhat impressive that the GPO organic growth was 2% despite what seems to be a weak volume backdrop. Can you maybe parse out kind of some of the gives and takes there? I guess, the contract compliance seems like it continues to grow and you’re certainly adding new members. How did that kind of break out if you had to break down on those different categories, the GPO growth, to sort of bridge the – get to the 2%?

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Yes, this is Craig. Don, the majority is really, just as I mentioned in my prepared remarks, the continuing contract penetration of existing members. As we talked about, while we’ve been recently announcing some of these new academic wins that have come on board, they’re still in a ramp-up process and a conversion process. In some cases, running out their historical contractual agreements. So we don’t really expect to see any uptick from the recent announcements over the past few months until the tail end of ’18 and actually more likely into fiscal ’19. So it’s really been wholeheartedly the growth and expansion of driving penetration in our existing member accounts. We do continue to see improvements in existing penetration across our service lines, with the exception of the couple of areas that I mentioned seeing some slower growth.

PREMIER, INC.

Fiscal 2018 First Quarter Conference Call Transcript

Donald Houghton Hooker – KeyBanc Capital Markets Inc., Research Division – VP and Equity Research Analyst

Okay. And then my follow-up. So a separate question. Guys, it’s kind of a basic question but always good to check in with you guys on this is, obviously, Premier has a nice balance sheet, free cash flow. And it seemed to me recently – I don’t know if this is fair or not, but you seem to be less inclined towards acquisitions because you felt like multiples were high in the market. Where are you now kind of thinking there as you look out to the marketplace with your big balance sheet? And I guess, I assume the Essensa and Innovatix integrations are done, and you’re looking forward. Is that all fair?

Susan D. DeVore – Premier, Inc. – President, CEO & Director

So we have been focused on, as you know, on the Innovatix-Essensa integration and the Acro Pharmaceuticals integration. So those are still ongoing. We do have an active pipeline. Our corporate development function continues to do what they have always done, which is we’ve identified in both supply chain and performance services, additional ambulatory care capabilities, supply chain analytics, purchase services, e-commerce. And then over on the Performance Services side, claims data and analytics, additional ambulatory data sets, other population health kinds of capabilities. So we continue to be active in looking at a pipeline of opportunities for acquisition. We’ve done a couple of partnerships this quarter, one with a company called Verge for incident reporting, which was a gap in our quality clinical analytics; and then a partnership with Milliman, which we’ve had actually for a while for ACO analytics, bundled payment analytics and claims analytics. So nothing’s really changed in terms of our interest in continuing to leverage our balance sheet to acquire and build the capabilities that we need long term.

Operator

Our next question comes from the line of Mohan Naidu from Oppenheimer.

Mohan A. Naidu – Oppenheimer & Co. Inc., Research Division – MD and Senior Analyst

Susan, I just want to ask you, based on a high level, there is a lot of discussion about potential threat from Amazon in the healthcare market. And how do you see a possible disruption from Amazon coming into the supply chain if there is anything relating to GPO market or supply chain in healthcare?

Susan D. DeVore – Premier, Inc. – President, CEO & Director

Yes. There is certainly a lot of discussion about it, and we obviously have discussions as well. Like many others, Mohan, distributors, wholesalers, manufacturers and technology partners, Amazon could be both a competitor in some areas and a collaborator in others. We actually think that our members want us to focus on using data and comparative data and our algorithms for prediction to help them figure out clinically what are the best products and at the best possible price. So our members want us to aggregate demand and then make choices among alternatives at the best price points. And so that’s a little counter to what is the normal Amazon approach. Having said that, I think our deep data, our data science, our clinical knowledge and our wraparound services could be interesting in collaboration with Amazon or others. So we continue to sort of just look at all of this as an opportunity and potentially some areas of competition.

PREMIER, INC.

Fiscal 2018 First Quarter Conference Call Transcript

Mohan A. Naidu – Oppenheimer & Co. Inc., Research Division – MD and Senior Analyst

Just a quick one, Craig, for you. The $200 million share repurchase program, is that included – anything included into the guidance from the benefit of that?

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

We have not updated our guidance for that share repurchase at this point. It’s obviously conditional upon to the timeline that it takes for that repurchase to be executed. And obviously, we will report and give updates prospectively on what shares have been repurchased under the program and the implications on earnings per share.

Operator

Our next question comes from the line of Jamie Stockton from Wells Fargo.

James John Stockton – Wells Fargo Securities, LLC, Research Division – Director & Senior Equity Research Analyst

Maybe I’ll add a follow-up to a couple of the other ones that have already been asked. On the share buyback, Craig or Susan, if you were to see valuations really start to come in for some of the stuff that is in kind of the M&A pipeline and they were less offensive, which, I think, has been one of the biggest hurdles historically to you guys doing a lot of deals, would you see yourselves kind of deploying capital on both fronts and really leveraging what has been a clean balance sheet and a great cash flow? Maybe I’ll start there.

Craig S. McKasson – Premier, Inc. – Senior VP & CFO

Yes. So this is Craig. I’ll start. So as we’ve traditionally talked about, our primary focus on capital allocation is, has been and will continue to be growth and strategic expansion of the business to deliver value. Secondarily, we do want to make sure we continue to maintain a strong balance sheet so that we can be opportunistic and ride through cycles. But thirdly, yes, we also understand the importance of returning value to stockholders and ideally view with the amount of capital access we have that we can be effective at deploying capital to do acquisitions where they are strategically, financially and culturally aligned, have our balance sheet continue to be strong and to return value to stockholders in the form of share repurchases.

James John Stockton – Wells Fargo Securities, LLC, Research Division – Director & Senior Equity Research Analyst

Great. I apologize if this is duplicative with the question earlier. But is there a – like a specific area of the business that you guys feel like over the next year or two is going to be really ripe for M&A? If we look back, obviously, you’ve committed a lot over the last year to specialty. My sense is that you’re not going to really invest there incrementally. You’ve also committed a lot to GPO. Will we see the focus turn more toward performance services?

PREMIER, INC.

Fiscal 2018 First Quarter Conference Call Transcript

Susan D. DeVore – Premier, Inc. – President, CEO & Director

I do think it’s safe to say we’re not feeling like we need additional specialty pharmacy assets in a big way right now given the acquisitions that we’ve done to date. We do continue to think technologies, analytics, performance services, capabilities, as the world continues to bring together different data sets to solve the cost and quality and value-based care challenges that healthcare systems have. Risk-assuming, payer-like capabilities we think will be important. But also, on the supply chain side with the cost pressure that health systems are going to be facing additional analytics, additional capabilities to have end-to-end kind of supply chain operating capabilities, they all continue to be a focus for us.

Michael J. Alkire – Premier, Inc. – COO

Jamie, this is Mike Alkire. Just real quick. The only other thing I’d add is that we’re really thinking through how do we drive more speeds of value with the data and the analytics. So if you think of analytics capabilities that can really identify opportunities for improvement, either from a cost reduction or safety and clinical improvement standpoint, those are sort of those nuanced technologies that we’re going to continue to evaluate.

Operator

And this does conclude the question-and-answer session of today’s program. I’d like to hand the program back to Susan DeVore for any further remarks.

Susan D. DeVore – Premier, Inc. – President, CEO & Director

Okay. Thank you, everybody, for spending time with us today and for the thoughtful questions. We look forward to speaking with you again on or before our second quarter conference call in February.

So Jonathan, you may now close the call.

Operator

And thank you, ladies and gentlemen, for your participation in today’s conference. This does conclude the program. You may now disconnect.

Good day.